Sch14

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act  of 1934 (Amendment No.         )

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☐	Soliciting Material Pursuant to §240.14a-12

Juniata Valley Financial Corp

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sch14

notice

218 Bridge Street, Post Office Box 66, Mifflintown, PA 17059  Telephone (717) 436-8211

NOTICE OF VIRTUAL ANNUAL MEETING OF SHAREHOLDERS
Online meeting only – no physical meeting location

Date:	May 19, 2020
Time:	10:30 a.m.
Place:	Online at www.meetingcenter.io/281008309

Due to the uncertainty surrounding the novel Coronavirus outbreak, based on recommendations from the Center for Disease Control regarding “social distancing”, and to ensure the health of our shareholders, employees and community, Juniata’s annual meeting will be held virtually, online. There will be no physical location for shareholders to attend the annual meeting. Shareholders may participate in the meeting online by accessing the internet at www.meetingcenter.io/281008309 and logging into the annual meeting using the password JUVF2020 and the control number that appears on your proxy card and the instructions that accompanied your proxy materials.

Matters to be voted on:
1.	Election of Directors: Election of two Class C Directors to serve until the 2023 Annual Meeting.
2.	Say on Pay Proposal: A non-binding “Say on Pay” proposal to approve the compensation of the named executive officers.
3.	Other Business: Any other business properly brought before the shareholders at the meeting and any adjournment or postponement thereof.

You may vote your shares of common stock at the Annual Meeting if you owned the shares at the close of business on February 20, 2020, the record date. Your vote at the Annual Meeting is very important to us. Please vote your shares of common stock by one of the following methods: (1) electronically using the Internet at www.investorvote.com/JUVF; or (2) by phone using the phone number 1-800-652-8683.  You will need the control number appearing on your proxy card to vote by either of these methods. You may also vote by completing the enclosed proxy and returning it to us in the enclosed prepaid envelope. Even if you submit a proxy, you may still attend the virtual meeting and vote in person. The proxy statement and enclosed proxy card was first mailed to shareholders on or about April 7, 2020.

BY ORDER OF THE BOARD OF DIRECTORS

JoAnn McMinn
Secretary
Mifflintown, Pennsylvania
April 7, 2020

General Information

This proxy statement contains information about the 2020 Virtual Annual Meeting of shareholders of Juniata Valley Financial Corp. We refer to Juniata Valley Financial Corp. in this proxy statement as the “Company”,  “Juniata”,  “we,” “our” or “us.”  The Company is the holding company for The Juniata Valley Bank, which we refer to as the “Bank.”  We first mailed this proxy statement and the enclosed proxy card to shareholders on or about April 7,  2020.

Date, Time and Place of Meeting

The Virtual Annual Meeting of the shareholders of the Company will be held at 10:30 a.m. on Tuesday, May 19, 2020.  The meeting will be held virtually, online – there will be no physical location at which shareholders may attend the meeting.  Shareholders will be able to log into the virtual annual meeting platform beginning at 10:15 a.m. on May 19, 2020 through the following website: www.meetingcenter.io/281008309 (the “Annual Meeting”). You will log onto the virtual annual meeting by entering the password JUVF2020 and the control number found on your proxy card or instructions accompanying your proxy materials in order to log into the meeting.  You may submit questions, either before the meeting or during the meeting, using the online platform.  If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting. You must submit proof of your proxy power (legal proxy) reflecting your Company shareholdings along with your name and email address to Computershare.  Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 14, 2020. You will receive a confirmation of your registration by email after we receive your registration request.  Requests for registration should be directed to us as follows:

By email:	Forward an email from your broker, or send a legible image of your legal proxy, to legalproxy@computershare.com.

By mail:	Computershare
Company Legal Proxy
P.O. Box 430001
Providence, RI 02940-3001

Registered shareholders (i.e. shareholders who hold their shares through our transfer agent, Computershare), do not need to register to attend the Virtual Annual Meeting on the internet.  Please follow the instructions on the notice or proxy card that you received.

The rules that will govern the conduct of the virtual meeting are attached to this document at Exhibit A.

Purpose of the Meeting

The shareholders will be asked to consider and vote upon the following matters at the meeting:

•	the election of two Class C directors to serve until the 2023 Annual Meeting;
•	a non-binding “Say on Pay” proposal to approve the compensation of the named executive officers; and
•	such other business as may be properly brought before the meeting and any adjournment or postponement thereof.
Solicitation of Proxies

The enclosed proxy is being solicited by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting. The Company will bear the entire cost of the solicitation of proxies, including the costs of preparing, printing and mailing the proxy statement and all related materials. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of the Company’s common stock. In addition to use of the mail, proxies may be solicited by directors, officers and other employees of the Company, without additional compensation, in person or by telephone. The Company does not plan to employ a professional solicitation firm with respect to items to be presented at the Annual Meeting.

The executive offices of the Company are located at 218 Bridge Street, Mifflintown, Pennsylvania 17059, where the telephone number is (855) 582-5101. The Company’s mailing address is P.O. Box 66, Mifflintown, PA  17059.

Voting Procedures
Who can vote?

Only holders of shares of common stock, par value $1.00 per share, of the Company (the “common stock”) as shown on the books of the Company at the close of business on February 20,  2020 (the “Record Date”) will be entitled to vote at the Annual Meeting. A total of 5,109,259 shares of common stock were outstanding on the Record Date and entitled to vote at the Annual Meeting. As of the Record Date, the Trust Department of the Bank, as sole trustee, held 20,555 shares of the Company’s common stock, which is 0.40% of the total number of shares outstanding as of that date. Pursuant to the Bank’s policy, the Trust Department will vote these shares at the Annual Meeting in favor of each nominee for director named in this proxy statement, in favor of the non-binding “Say on Pay” proposal to approve the compensation of the named executive officers (“Say on Pay”) and, as to other matters, in a manner consistent with management’s recommendations, as long as voting authority is conferred on the Trust Department in the trust or account instrument. Each share of common stock entitles the holder to one vote on all matters to be voted upon. The enclosed proxy card shows the number of shares you may vote. The presence, virtually (by logging into the meeting) or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting.

What vote is required?

The directors will be elected by a plurality of the votes cast at a meeting at which a quorum is present. Because two directors are being elected at the 2020 Annual Meeting, the two nominees receiving the greatest number of votes will be elected.  Approval of the Say on Pay proposal requires the number of votes cast in favor of the proposal to exceed the number of votes cast against it. All other matters to be voted on at the Annual Meeting must be approved by the holders of a majority of the votes cast at the Annual Meeting.

How are votes counted?

The judge of election will treat shares of Juniata Valley Financial Corp. common stock represented by a proxy that is signed and returned by any permitted method (i.e. online, telephone or by mail) as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the judge of election will treat shares of common stock represented by “broker non-votes” (i.e., shares of common stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable rules of the National Association of Securities Dealers, Inc. or the instrument under which it serves in such capacity, or (iii) the record holder has indicated on the proxy or otherwise notified Juniata Valley Financial Corp. that the record holder does not have authority to vote such shares on that matter) as present for purposes of determining a quorum if such shares have been voted at the meeting on any matter, other than a procedural motion. Abstentions and broker non-votes are not votes cast and will have no effect on the election of directors or approval of the Say on Pay proposal.

Can I change my vote after I have already voted?

If you grant a proxy, whether online, by telephone or by returning your proxy card by mail, you may revoke your proxy at any time until it is voted by:

•

delivering a written notice of revocation or submitting a later-dated proxy through any permitted means so long as such notice or later date proxy is received prior to the vote: if done by mail, such notice or later dated proxy should be sent to JoAnn McMinn, Secretary, Juniata Valley Financial Corp., 218 Bridge Street, P.O. Box 66, Mifflintown, Pennsylvania 17059; or

•	logging into the Annual Meeting and voting through the online platform.

Your last vote is the vote that will be counted. Unless revoked, any proxy given pursuant to this solicitation will be voted at the meeting in accordance with the instructions thereon. In the absence of instructions, all proxies will be voted FOR the election of the two nominees for director identified in this Proxy Statement and FOR the approval of the Say on Pay proposal. Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of the Company.

Can I vote during my attendance at the Annual Meeting?

Yes. You may log onto the Annual Meeting and cast a vote through the internet meeting platform during the meeting, whether or not you have previously voted. If you have previously voted, your vote during the Annual Meeting before the chair of the meeting announces that the polls are closed will revoke your proxy vote. However, we encourage you to submit your proxy in advance of the Annual Meeting through one of the permitted means to ensure that your vote is counted: (1) electronically using the Internet at www.investorvote.com/JUVF; or (2) by phone using the phone number 1-800-652-8683.  You will need the control number appearing on your proxy card to vote by either of these methods. You may also vote by completing the enclosed proxy and returning it to us in the enclosed prepaid envelope.  Using the Internet or your phone to submit a proxy is quick and easy, and we encourage your use of one of those two methods.  Instructions to submit your proxy by internet or phone is contained on your proxy card.

MANAGEMENT
DIRECTORS OF THE COMPANY
General

With respect to directors, the Company’s bylaws provide that:

•	the Board of Directors consists of not less than five nor more than 25 directors;
•	there are three classes of directors (A, B and C), as nearly equal in number as possible;
•	each class is elected for a term of three years; and
•	the term of each class is staggered so that the term of office of one class of directors will expire each year.

During 2019, the Board of Directors consisted of eight directors.

Director Qualifications

The process for identifying and evaluating any individual nominated for board membership, including those nominated by a shareholder, is described in the “Nominating Committee” section below. Specific information on the experience, qualifications, attributes or skills of the Company’s continuing directors and nominees is described in the summary biographies below.

The Company follows the NASDAQ listing standards for determining the independence of directors and committee members. The Board of Directors determined that seven (7) of the current eight (8) directors are independent, as defined in the applicable NASDAQ listing standards. Specifically, the Board of Directors found that Directors Buffington, Dreibelbis, Gingerich, Havice, Kelsey, Scanlon and Wagner met the definition of independent director in the NASDAQ listing standards and that each of these directors is free of any relationships that would interfere with his individual exercise of independent judgment. In addition, members of the Audit Committee and Personnel and Compensation Committee of the Board of Directors meet the more stringent requirements for independence under the NASDAQ listing standards, and the rules and regulations of the SEC for service on these committees. The Board of Directors considered the relationships and other arrangements, if any, of each director with the Company when independence was reviewed.

The biographical information, experience and qualifications set forth below represent each continuing director’s or nominee’s background, experience, qualifications, attributes or skills that led the Company to conclude that these persons should serve as directors.

PROPOSAL 1
ELECTION OF DIRECTORS

The Nominating Committee has nominated the two persons named below as directors. Although we do not know of any reason why any of these nominees might not be able to serve, we may propose a substitute nominee if any nominee is not available for election. Unless you indicate otherwise, your proxy will be voted in favor of the election of those nominees. Each nominee for the position of Class C Director is currently a director of the Company and the Bank, and has been determined to be independent, and noted above.

Nominees for Election as Directors to Continue in Office until the 2023 Annual Meeting (Class C)

Philip E. Gingerich, Jr. Mr. Gingerich, age 61, has been the President of Central Insurers Group, Inc., an insurance agency based in State College, Pennsylvania, since 1994 and owner of East Side Storage, a mini-storage warehouse company based in Lewistown, Pennsylvania, since 2001. He also is a partner in Central Real Estate Partnership. Mr. Gingerich holds a Bachelor of Science degree from the Pennsylvania State University. Formerly, he has been Chairman of the Boards of Lewistown Trust Company and the NuVision Center. He has been a director of the Company and the Bank since 1998 and is the current Vice Chairman of the Board. He had served as Chairman previously from 2010 to 2013. He serves as Chairman of the Asset/Liability Management Committee as well as the Personnel and Compensation Committee, and is a member of the Strategic Planning, Loan and Nominating Committees.

As the owner and president of successful businesses, Mr. Gingerich brings valuable knowledge and experience in risk assessment and financial operations. His long tenure as a board member, with experience serving on each of the key committees that are essential to the oversight of the board, has qualified him to serve as the current Vice Chairman of the Board. His experience as an employer gives him broad knowledge of employment issues and compensation matters, and qualifies him to serve on the Company’s Personnel and Compensation Committee. The Board has determined that Mr. Gingerich is independent under NASDAQ and SEC standards.

Gary E. Kelsey. Mr. Kelsey, age 57, is a lifetime resident of Potter County, where he held the elected position of Potter County Register of Wills and Recorder of Deeds from January 4, 1988 thru January 1, 2020. Mr. Kelsey recently retired after serving over 32 years of public service. He also was the co-owner, President and CEO of Appalachian Basin Land Resources LLC, an abstract title company operating in the northern Pennsylvania region. Mr. Kelsey has a criminal justice degree and studied at Jamestown Community College and Mansfield University. He resides in Coudersport, Pennsylvania. Mr. Kelsey was a director of FNBPA Bancorp, Inc. from 1996 until November 30, 2015, when FNBPA was acquired by the Company, and was elected to our Board of Directors.

Mr. Kelsey’s combined 24 year tenure as a director at FNBPA and Juniata makes him a valuable member of our board. He possesses valuable institutional knowledge as to FNBPA and an understanding of the banking industry. His long-time residency and community involvement in our Northern Tier region provide insight as we identify business opportunities and challenges in the area. While serving as an FNBPA director, Gary was a member of the Compensation, Trust, Audit and Business Relations committees. Mr. Kelsey currently serves on the Loan, Trust and Strategic Planning Committees for the Company. The Board has determined that Mr. Kelsey is independent under NASDAQ and SEC standards.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ELECTION OF THE TWO NOMINEES IDENTIFIED ABOVE.

Directors to Continue in Office until the 2021 Annual Meeting (Class A)

Martin L. Dreibelbis.  Mr. Dreibelbis, age 66, has been a member of the Board of the Company and the Bank since 1998 and served as Chairman of the Board from 2001 to 2004 and from 2007 to 2010. He had been a self-employed consultant to the petroleum industry since 1992 and, prior to that, he was President of Horning Oil Company. Mr. Dreibelbis also serves as a Supervisor for Walker Township, Juniata County, PA. Mr. Dreibelbis provides the Company’s Board of Directors with the benefit of knowledge gained from his business experiences as well as his community involvement. His affiliation with local business leaders, community activities and charitable organizations give him a well-rounded view of our local market. During his long-term membership of the Company’s Board of Directors, he has gained extensive knowledge of the financial services industry and its corporate governance requirements, which contributes to his qualification as an effective member of the Board, where he serves as Chairman of the Nominating and Strategic Planning Committees. Further, he is currently a member of the Personnel and Compensation Committee as well as the Loan Committee. The Board has determined that Mr. Dreibelbis is independent under NASDAQ and SEC standards.

Richard M. Scanlon, DMD.  Dr. Scanlon, age 71, owned and operated his own dentistry practice, based in Lewistown, Pennsylvania, from 1979 until 2016 when he retired from his practice and is now a dental consultant to the Central PA Institute of Science and Technology. He received a Bachelor of Science degree and his DMD Dental degree from the University of Pittsburgh. He is a Fellow of the American Academy of Forensic Sciences. He holds a position with the University of North Texas as a Regional Forensic Odontologist for NamUs, a federal database for missing and unidentified persons. He has served as President of the Lewistown Hospital Medical Staff for two years, been a member of the Board of Directors of Lewistown Hospital for twelve years and a board member of the non-profit Mifflin-Juniata County Dental Clinic. For six years, he served as member and Chairman of the Lewistown Hospital Credential Committee. He has been a director of the Company and the Bank since 1998 and serves on the Audit and Loan Committees and is Chairman of the Trust Committee.

Dr. Scanlon’s professional background and history of community service provide a level of diversity to the Board, as the focus of his business is as a service provider. His perspective in the areas of customer and shareholder satisfaction relative to how each relates to organizational growth adds to his qualifications as a director. The Board has determined that Dr. Scanlon is independent under NASDAQ and SEC standards.

Michael A. Buffington.  Mr. Buffington, age 45, is the founder and President of Buffington Property Management LLC, MAT Plaza LLC, Monument Square Center LLC and MAB Holdings LLC, a group of companies that own and manage commercial and residential properties in central Pennsylvania. He is also the founder and President of One-Stop Communications in Lewistown, PA, a retail provider of personal and business communication products and services. He serves on several community organizations in Mifflin County, including Downtown Lewistown Inc., the Juniata River Valley Chamber of Commerce and the Community Advisory Board of Geisinger-Lewistown Hospital.

Mr. Buffington’s history of involvement in business and community development efforts within Juniata’s market area as well as his affiliation with local business leaders allows him to provide a broad view of business-owners’ financial needs to the Board and assess risk during changing business environments. Mr. Buffington has been a director of the Company and the Bank since March 2017 and serves on the Nominating, Personnel/Compensation, Trust, and Loan Committees.

Directors to Continue in Office until the 2022 Annual Meeting (Class B)

Marcie A. Barber.  Ms. Barber, age 61, has been the Chief Executive Officer and director of the Bank and the Company since 2010.  She had been Senior Vice President and Chief Operating Officer of the Bank since June 2007. She was Senior Vice President and Community Office Division Manager since November 2006. Prior to joining the Company, Ms. Barber was Senior

Vice President of the First National Bank of Mifflintown, serving as Credit Services Division Manager for 8 years. Prior to her tenure with First National Bank of Mifflintown, Ms. Barber spent 16 years with Mellon Bank in Retail Bank Management and Commercial Lending.

Ms. Barber’s various management roles within a number of banks during her 34 years of service, including the 9 years she has served in an executive capacity of the Company, give her a broad understanding of the financial services industry, the Company’s operations, corporate governance matters and leadership experience, thereby qualifying her to serve on the Board of Directors. Ms. Barber has served as a board member of the Federal Reserve Bank of Philadelphia’s Community Depository Institution Advisory Council and of PA Bankers Service Corp. and served as a director of PA Bankers Association. She was an active board member of Downtown Lewistown, Inc. and currently serves on the board of the Mifflin County Industrial Development Corporation.

Timothy I. Havice.  Mr. Havice, age 72, has been the owner and principal of T. I. Havice Development, a development company based in Lewistown, Pennsylvania, since 1975. He has been a director of the Bank and the Company since 1998 and is currently Chairman of the Board. He had served as Chairman previously from 2004 to 2007. Mr. Havice also served on the Board of Directors of Liverpool Community Bank, a bank in which Juniata owned 39.16% of the outstanding common stock, until acquisition of 100% of Liverpool by the Company on April 30, 2018. He formerly held the position of Chairman of the Board of Directors of Mutual Benefit Insurance Company where he served on the Audit and Compensation Committees. Mr. Havice is a past member of an advisory board for Mellon Bank, director of Lewistown Trust Company (a predecessor to Juniata Valley Financial Corp.) and director of Select Risk Insurance Company. Mr. Havice serves on the Nominating, Audit, Strategic Planning, Asset Liability Management, Loan and Personnel and Compensation Committees of the Company.

As a result of numerous years as a successful entrepreneur in a variety of business ventures, Mr. Havice provides the Company’s Board of Directors with a businessperson’s perspective of what is required for a business to be successful. His experience as director of other companies gives him insight into the importance and structure of corporate governance and risk assessment. In his capacity as Director of Mutual Benefit Insurance Company, he has gained valuable experience in executive compensation issues. The Board has determined that Mr. Havice is independent under NASDAQ and SEC standards.

Bradley J. Wagner. Mr. Wagner, age 46 earned a Bachelor of Science degree in Accounting from Messiah College in 1995, and was employed as a CPA for Arthur Andersen, LLP from 1995 through 1999. He is part owner of Hoober Feeds LLC, located in Gordonville, PA, and President of Hegins Feed and Supply, Inc. located in Hegins, PA These companies specialize in dairy service and nutrition and are manufacturers and retailers of livestock feed. Hoober Feeds LLC has a significant client base in southeast Pennsylvania, as well as in Franklin County, Susquehanna County and Chester County. Additionally, Hoober Feeds LLC provides dairy service and consulting in New York, New Jersey and Maryland. In May 2019 Mr. Wagner sold a minority ownership interest in Hoober Feeds LLC to The Wenger Group, Inc.  In addition, L&K Feed Mill, which was previously owned by Mr. Wagner, was sold to The Wenger Group, Inc. in May 2019. At that time, Mr. Wagner was named COO and Vice President of Manufacturing of Wenger Feeds, LLC.  His duties entail oversight of feed production at all Wenger Feeds mills as well as continued oversight of feed production at Hoober Feeds LLC.  Wenger Feeds, LLC is a regional feed mill that has 9 feed mills and a soybean processing plant. Mr. Wagner has served as a board member and treasurer of Penn Ag Association and Penn Ag Industries. Penn Ag is a trade association representing the Pennsylvania agricultural industry. He currently serves as a member of the Board of Directors of Mutual Benefit Insurance Company. He also has served as chairman of the board of his church and has previously led the Stewardship Committee, whose responsibilities include budget preparation and monitoring, fund raising and compliance with non-profit regulations.

Mr. Wagner was first elected to the Board in June of 2014. With a background as a Certified Public Accountant who has audited SEC reporting bank holding companies and with financial and business expertise and experience in the agricultural arena, he brings a unique and valuable perspective to the Company’s Board of Directors. The Board has determined that he is independent under NASDAQ and SEC standards. The board has further determined that he meets both the NASDAQ and SEC requirements to be designated as a “financial expert” for the Company, and accordingly serves as Chairman of the Audit Committee. In addition, Mr. Wagner serves on the Asset Liability Management and Loan Committees.

Executive Officers of the Company

In addition to Ms. Barber, the following individual serves as an executive officer of the Company.  The executive officers will hold office until their successors are appointed.

JoAnn N. McMinn. Ms. McMinn, age 67, is the Executive Vice President of the Company, and has been Treasurer and Chief Financial Officer of the Company since 2005 and Secretary to the Board of Directors since 2017. Ms. McMinn’s experience in banking exceeds 40 years. She had served as Corporate Controller and Director of Investor Relations for Omega Financial Corporation (diversified financial services) since 2003; she had served as Corporate Controller of that organization since 1988. Her responsibilities included preparation and coordination of annual reports to shareholders and Securities and Exchange Commission (“SEC”) filings, management of bank and holding company accounting division, regulatory reporting and serving as director of non-bank subsidiaries. She formerly held positions as Data Processing Manager, Productivity Manager and Controller at one of

Omega’s predecessor companies. Ms. McMinn served on the Board of Directors of Liverpool Community Bank (“LCB”), a bank in which Juniata owned 39.16% of the outstanding common stock until April 30, 2018, when 100% of LCB was acquired by the Company. Ms. McMinn previously served on the Federal Home Loan Bank of Pittsburgh’s Member Advisory Board.

Corporate Governance and Board Matters
Shareholder Communications with the Board

The Board has established a procedure whereby shareholders are able to communicate directly with the Board by addressing communications either to the Audit Committee Chair or, in the case of recommendations for Board candidates, the Secretary, c/o Juniata Valley Financial Corporation, 218 Bridge Street, Post Office Box 66, Mifflintown, Pennsylvania 17059.  Every communication directed to the Audit Committee Chair will be delivered directly to the Audit Committee Chair, who will in turn forward the communication to the specific member of the Board to whom it has been addressed and to the Board as a whole. All communications regarding nominations that are sent to the Secretary will be forwarded to the Chair of the Nominating Committee.

Risk Oversight

Oversight of material risks facing the Company is a major area of emphasis for the Board of Directors. The Board, upon recommendations from appropriate committees, annually approves all operating policies. The Audit Committee reviews results of all regulatory examinations and audits, both internal and external, and monitors responses from management to recommendations for procedural changes. All members of the Audit, Nominating and Personnel and Compensation Committees are independent directors and meet regularly with management. Each committee requires proof of adherence to all applicable policies which they oversee. The Loan Committee is comprised entirely of directors who rotate attendance at weekly meetings with management. The Board is informed routinely of new regulations, current issues of importance, key examination points, industry news and peer and competition activity by management at monthly Board meetings and periodic committee meetings.

Board Leadership Structure

It is the policy of the Company to separate its Chairman and Chief Executive Officer positions. We believe that having an independent Chairman increases the effectiveness of risk oversight and management evaluation, and separate positions serve to eliminate the appearance of a conflict between personal and shareholders’ interests. For example, if one individual serves as both Chairman and Chief Executive Officer, and that person is responsible for setting corporate goals, that situation could create the appearance of a conflict of interest. In his or her role as Chairman, the individual would have an interest in setting higher benchmarks in order to motivate corporate officers to improve the performance of the Company and thereby increase the shareholders’ return on their investment. On the other hand, in his or her role as Chief Executive Officer, that individual could arguably have an interest in setting a lower benchmark since the attainment of corporate goals is a factor in evaluating the performance of the Chief Executive Officer. Separating the positions of Chairman and Chief Executive Officer eliminates issues such as these.

Related Party Transactions

During 2019, the Bank had, and expects to continue to have, banking transactions in the ordinary course of business with our directors and executive officers on the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable loans with persons not related to the Bank. Management believes that these loans present no more than the normal risk of collectability and do not present other unfavorable features. The Company’s Code of Conduct and Ethics (the “Code”) requires all directors, officers and employees to avoid situations that may create a conflict of interest or the appearance of a conflict of interest. The Code contains specific prohibitions on financial or other interests in customers, borrowers, suppliers or other companies dealing with the Company and requires prior approval by the Senior Vice President/Human Resources Director in order to enter into any such arrangements. In addition, the purchase, lease or sale of assets to or from the Company by employees or directors also requires the prior approval of the Senior Vice President/Human Resources Director except in certain limited circumstances, such as a public sale.

Board and Committee Meeting Attendance

The Board of Directors of the Company met 12 times in 2019. No director attended fewer than 75% of the total number of meetings of the Board and the committee(s) on which he or she served. The Board has standing Audit, Nominating and Compensation Committees, in addition to other committees that are more specifically related to the banking business. The Board has adopted a policy requiring the attendance of all directors at the Annual Meeting, absent extenuating circumstances. All members of the Board attended the 2019 Annual Meeting.

Following are descriptions of these Committees and a report from the Audit Committee.

Audit Committee
Members, Number of Meetings, Function, Charter and Audit Committee Financial Expert

The members of the Audit Committee are Bradley Wagner (Chairman), Philip Gingerich, Jr., Timothy Havice and Richard Scanlon. Each member is an independent director and qualified to serve on the Audit Committee based on the heightened qualifications for enhanced independence and financial literacy established by NASDAQ and applicable SEC regulations. The Board of Directors has determined that Bradley Wagner meets the SEC requirements to qualify as a financial expert. The Audit Committee met four times in 2019. Its responsibilities include monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and regulatory compliance, monitoring the independence and performance of the Company’s independent registered public accountants and internal auditing department and providing an avenue of communication among the independent registered public accountants, management, the internal auditing department and the Board of Directors. The Committee, along with the Board of Directors, has formally adopted an Audit Committee charter setting forth its responsibilities. The charter is available on the Company’s website, at jvbonline.com, under the Investor Relations tab.

Report of the Audit Committee

Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of not just the acceptability, but also the quality, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements.

The Committee reviewed with the Company’s independent registered public accountants, who are responsible for expressing an opinion on the Company’s financial statements, the Auditor’s judgments as to both the acceptability and the quality of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accountants in accordance with the Standards of the Public Company Accounting Oversight Board (United States). In addition, the Committee has discussed with the independent registered public accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. We have also received from Crowe LLP, the Company’s independent registered public accountants, written disclosures and a letter concerning the firm’s independence with respect to the Company, as required by the Public Company Accounting Oversight Board Ethics and Rule 3526, (Communication with Audit Committees Concerning Independence) and has discussed with Crowe LLP, the independent auditors’ independence.

The Committee discussed with both the Company’s internal and independent registered public accountants the overall scope and plans for their respective audits. The Committee meets with the internal and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.

By: Bradley Wagner, Chairman, Philip Gingerich, Jr., Timothy Havice and Richard Scanlon

Nominating Committee
Members, Meetings, Function and Charter

The members of the Nominating Committee are Martin Dreibelbis (Chairman), Philip Gingerich, Jr., Michael Buffington and Timothy Havice. Each member is an independent director, meeting the qualifications for independence established by NASDAQ. The function of the Committee is to identify and recommend qualified candidates for election to the Board of Directors and to nominate candidates to fill vacancies that occur between shareholder meetings. A current copy of the Committee’s charter is posted on the Company’s website at jvbonline.com, under the Investor Relations tab. The Nominating Committee met once in 2019. The Committee considers potential candidate skill sets and background, current board skill sets and backgrounds, diversity of the Board and the ability of a person to devote the necessary time to serve as a Director when assessing a candidate’s qualifications. Candidates for director are selected for their character, judgment, business experience, expertise and acumen. The Company’s Bylaws state that no person shall be eligible to be elected as a Director if he or she shall have attained the age of seventy-five years on or prior to the date of his or her election.

Process for Identifying and Evaluating Nominees for Director

The Committee utilizes current Board members, management and other appropriate sources to identify potential nominees. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors, and recommends nominees for approval by the Board of Directors and shareholders. In nominating candidates, the Committee may take into consideration such factors as it deems appropriate, including personal qualities and characteristics, experience, accomplishments and reputation in the business community and current knowledge and contacts in the communities in which the Company does business. The Company does not have a separate written policy on how diversity is to be considered in the director nominating process, however diversities in viewpoints, backgrounds, and experience are informally considered, as well as ability and willingness to commit adequate time to Board and committee matters. The Committee assesses the fit of the individual’s skills and personality with those of other directors and potential directors in creating a Board that is effective and responsive to its duties and responsibilities and has the right composition to perform its oversight functions effectively.

The Nominating Committee will receive and consider nominee recommendations that shareholders address to the Secretary of the Company at the address listed on the first page of this proxy statement. If a shareholder wishes to nominate candidates for election at the Annual Meeting, the shareholder must comply with the procedures contained in the Company’s bylaws, which include a requirement that the shareholder deliver or mail a notice to the Secretary of the Company not less than 120 days prior to the anniversary date of the immediately preceding Annual Meeting stating his or her name, residence address and the number of shares of the Company owned. The notice must also contain the following information on each proposed nominee:

•	The name, address and age of the nominee;
•	The principal occupation of the nominee;
•	The number of shares of the Company common stock owned by the nominee; and
•	The total number of shares that, to the shareholder’s knowledge, will be voted for the nominee.

The same process is used to evaluate both Board nominees and shareholder nominees. The Chairman of the meeting will disregard any nomination made at the Annual Meeting that does not comply with the required procedure, and the judges of election will disregard any votes cast for such nominees.

Personnel and Compensation Committee

The Personnel and Compensation Committee makes recommendations to the Board regarding executive compensation. The committee, along with the Board of Directors, has formally adopted a Personnel and Compensation Committee charter setting forth its responsibilities. The charter is available on the Company’s website, at jvbonline.com, under the Investor Relations tab. Members are Philip Gingerich, Jr. (Chairman), Martin Dreibelbis, Timothy Havice, and Michael Buffington. Each member of the Personnel and Compensation Committee was independent, and continues to be independent, based on the heightened requirements for independence established by NASDAQ and the SEC. The Personnel and Compensation Committee meets as often as is necessary but must meet at least three times each year. The Committee met five times in 2019. None of the members of the Personnel and Compensation Committee has been an officer or employee of the Company or the Bank at any time.

Role of the Personnel and Compensation Committee

The Personnel and Compensation Committee is established to provide oversight of the Company’s human resource function and to make recommendations to the Board of Directors as deemed appropriate. The Committee is responsible for development of all proposals regarding executive compensation and for review of all active plans involving short or long-term compensation. The Committee does not have final authority on compensation proposals but must approve all compensation-related proposals (including all plan revisions) before those proposals are presented to the Board for final approval. Some of the specific responsibilities of the Committee include the following:

•	Establishing an executive compensation philosophy and strategy and compensation program design and implementation;
•	Determining executive benefit packages to ensure a competitive compensation and benefits package;
•	Updating provisions within the Company’s incentive plan(s) for goal setting and determination as to whether targets have been met;
•	Approving stock-based compensation awards under the Company’s Long-Term Incentive Plan;
•	Participating in the executive selection process;
•	Reviewing and approving investment strategy and options for the Company’s defined contribution (401(k)) plan;
•	Considering discretionary annual performance and bonus payouts;
•	Maintaining a current management succession plan;
•	Engaging and directing a human resources consultant, if needed;
•	Maintaining a current and effective Personnel and Compensation Committee Charter;

•	Reviewing and approving the Director and Advisory Board fee schedules; and
•

Approving a human resource policy which governs employment practices, general and executive compensation and benefits, performance management, policies and procedures, legal compliance and workforce planning.

Committee Advisors/Consultants

In 2019, the Committee continued to engage Mosteller & Associates, a human resource consulting firm, to provide analysis and advice on executive compensation-related matters (including assessment of peer groups, competitive market data, and pay mix and compensation design). The Committee considered the independence of Mosteller & Associates in light of SEC rules and NASDAQ listing standards. The Committee concluded that the work performed by Mosteller & Associates did not raise any conflict of interest and concluded that Mosteller & Associates continues to be an independent committee consultant. The Company does not have a policy that limits the other services that an executive compensation consultant can perform. Mosteller & Associates did not provide additional services in 2019 with associated fees in excess of the $120,000 SEC disclosure threshold for a consultant. During 2019, the Committee requested Mosteller & Associates to provide:

•	Advice for the establishment of performance criteria and factors for Employee Annual Incentive Plan (“EAIP”) for 2019;
•

Executive compensation review of the positions of Chief Executive Officer and Chief Financial Officer. The scope of the review included a proxy statement analysis completed in April of 2019 (based upon proxy statements filed for 2018). The analysis encompassed reported compensation of the similarly ranked executive positions in a defined peer group that included banks of similar size and structure; and

•	Advice for the establishment of market range guidelines for determination of appropriate executive stock awards.

In addition, as part of the benchmarking process, data from two published surveys was used to provide a broader view of compensation practices. The market study provides for comparison of annual base rates of pay and bonus payouts on a position-by-position basis.

Philosophy/Objectives of Executive Compensation Programs

The success of our Company is dependent upon the attraction and retention of key employees. Although compensation tools and programs inevitably must be adjusted as conditions change, the Company’s compensation philosophies are designed to align with business objectives. The Company provides its executives with a mix of compensation, including base pay and the opportunity for annual short-term incentive cash awards and long-term equity awards, which is designed to reward short and long-term positive financial performance by the Company.

We believe a competitive base salary is important to attract and retain qualified executives. We believe annual performance-based bonuses are valuable in recognizing and rewarding individual achievement. Finally, we believe equity-based compensation makes executives “think like owners” and, therefore, aligns their interests with those of our shareholders. Equity-based compensation is intended to provide a strong incentive for executives to remain with the Company by linking their compensation to the value of our shares over time.

All components of executive compensation are designed to enable the Company to:

•	attract, motivate and retain results-oriented executive and key management employees;
•	tie executive compensation to shareholder return;
•	link compensation directly to the organization’s strategic objectives; and
•	reward collective and individual (as appropriate) performance contributing to the overall success of the organization.

For both the short-term and long-term incentive plans, designated performance goals:

•	are designed to align with the Company’s business objectives;
•	are chosen to reward results that increase shareholder value;
•	are targeted to achieve budgeted ratios;
•	focus on expanding the Company into new geographic markets; and
•	include a focus on organizational efficiency.

Additionally, the Company offers retirement benefits to all its employees through a defined contribution 401(k) plan with a 3% employer safe harbor contribution and an employer matching contribution. The matching contribution is designed so that all employees could receive employer contributions of up to an additional 4% of salary, based on individual salary deferral levels. We believe that this benefit is attractive to both executives and other employees. In addition, executive officers participate in a salary continuation plan and a split-dollar life insurance benefit and are parties to a change of control severance agreement. These benefits were designed and selected to be appealing to potential and existing key employees, in comparison to those benefits offered by other banks in our general competitive geographic area.

In determining the amount of each element of executive compensation, the following key items are considered:

•	market-competitiveness within the general geographic area;
•	appropriate balance of risk/reward; and
•	company/business unit/individual performance.

The Committee believes that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Internal controls and risk oversight provided by the Audit and Asset/Liability Management Committees, as well as internal policies and compliance standards, are designed so that no one individual can implement new products or pricing strategies, enter into material contracts or commit to investment vehicles outside established guidelines. Additionally, the ratio of variable incentive-based compensation to base salary is relatively low.

Elements of Executive Compensation

Executive pay policies are generally in line with Company policies for all employees, including the existence of a salary range, an annual base salary review process, including consideration for merit pay adjustments and, as appropriate, inclusion of both short-term and long-term incentive compensation opportunities that focus executives on Company performance and success. The Company’s success is dependent upon its ability to attract and retain highly qualified and motivated executives. The Company endorses the philosophy that executive compensation should reflect Company performance and the contribution of such officers to that performance. Our executive compensation program is designed to support our Company’s core values and strategic objectives. Moreover, our compensation philosophy is intended to align the interests of management with those of our shareholders. The principal components of total compensation for our named executive officers are base salary, annual incentive bonus and equity-based incentives. Salary and bonus are inherently short-term compensation elements, while equity-based incentives are inherently long-term. The Committee acknowledged the shareholders’ endorsement of the Company’s executive compensation practices by their approval of the non-binding Say on Pay proposal at the 2019 Annual Meeting.

Base Salary. The Chief Executive Officer’s base pay range is established, reviewed and updated periodically by the Board, as recommended by the Personnel and Compensation Committee. Guidance is received through compensation surveys of like-positions in similarly sized community financial services organizations within the established peer group provided by the Committee’s human resources consultant. Pay adjustments for the Chief Executive Officer are determined annually by the Board using this data. While no mathematical weighting formula exists, the Committee considers all other factors which it deems relevant, including the Company’s financial results, the Company’s performance relative to its peer group, the duties and responsibilities of the Chief Executive Officer, the Chief Executive Officer’s individual performance relative to written objectives established at the beginning of each year and current compensation levels, as well as the benchmark information. The Company targets salaries at the mid-range base pay of similar positions within the peer group and the market analysis. Base salary for the Chief Financial Officer is determined in the same way as the Chief Executive Officer position. The Committee generally establishes salary guidelines at levels that approximate the mid-range of the peer group. Additionally, in determining the amount of base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at companies in the Peer Group and internal pay equity.

Annual Incentive (Short-term). The EAIP is designed to motivate executives to achieve favorable operating results. Awards are primarily based on overall financial performance utilizing measures such as earnings per share, return on average assets, return on average equity, asset quality and revenue growth, either individually or combined, depending on annual business objectives. Each year, the Company performance measures are established for all participants in line with budgeted expectations. Threshold, target and optimum or maximum performance measures are determined at the beginning of each year and based upon acceptable performance (threshold), budgeted performance (target) and a “stretch” performance goal (optimum or maximum).

The Personnel and Compensation Committee established performance criteria and factors for the Chief Executive Officer and the Chief Financial Officer, as well as other participants in the EAIP for 2019. The awards schedule was designed to include threshold, target and optimum performance criteria. Earnings per Share (EPS) (weighted at 75%) and Return on Average Equity (ROAE) (weighted at 25%) were designated as measures of performance for both categories for 2019. Both the Chief Executive Officer’s performance and the Chief Financial Officer’s performance are measured by these two performance factors. In addition, if the performance target thresholds are met, individual performance is further considered for upward or downward adjustment of the bonus amount. The threshold, target, and optimum levels of performance measures for 2019 were consistent with competitive industry performance objectives, and the Company believed the performance criteria were set at a level that created a likelihood of meeting, at minimum, the threshold levels during 2019. The target performance measures were each set at levels established in the Company’s annual budget for 2019 (EPS of $1.19 and ROAE of 9.16%), with threshold measures set at 95% of budget (EPS of $1.13 and ROAE of 8.70%) and optimum criteria (EPS of $1.31 and ROAE of 10.08%) set to reward performance significantly favorable to budget, up to 110% of target. For 2019, the Chief Executive Officer could receive an award of between 12% and 30% of base salary, subject to adjustment (+/– 10%) based on the executive’s individual performance. For the Chief Financial Officer in 2019, incentive awards could range from 10.0% to 24% of base salary, subject to adjustment (+/– 10%), based upon the executive’s individual performance. Awards are determined and paid annually after the financial results for the year have been determined. The Company’s target level for performance was exceeded in 2019 (when adjusted for a defined benefit settlement), and personal goals relating to strategic objectives were achieved. As a result, payouts were made to the CEO and the CFO according to the established formulas.

Long-Term Incentive Program (LTIP). The Long-Term Incentive Program is designed to reward contribution to the long-term appreciation in the value of the Company. The Committee strongly supports share ownership by its executives. We believe that the ownership of shares of our stock by our management team properly aligns their financial interests with the interests of our shareholders. The potential for awards is reviewed annually, although shares will not necessarily be awarded each year, depending upon the Company’s financial performance. In order for a participant to receive a grant through the program, he or she must have at least a satisfactory job performance review for the year. Stock awards are considered at the regularly scheduled board meeting in February or March of each year, and if awarded, the grant date is established as the date of board approval. The LTIP allows for stock grants of various types. Until 2016, only incentive stock options had been granted; however, in 2016, the Board began the practice of granting restricted stock awards to the executive officers and continued that practice in 2019. The restricted stock awarded vests three years from the date of the grant, provided that the executive officer remains employed on the vesting date. During the vesting period, the executives will receive the dividends earned on the stock. Ms. Barber and Ms. McMinn received 2,300 and 1,400 restricted shares, respectively, on February 19, 2019, with a fair market value of $20.00 per share on the date of the award.

Executive Benefits. Supplemental executive benefits may include a salary continuation plan, a group-term life carve-out plan and employment and/or change of control agreements, which are described below.

Tax and Accounting Impact. Although the Company takes into account deductibility of compensation, tax deductibility is not a primary objective of its compensation programs. Section 162(m) of the Internal Revenue Code disallows the deductibility by the Company of any compensation over $1 million per year paid to certain members of executive management. None of the Company’s officers is compensated in an amount that would limit the deductibility by the Company of their compensation under Section 162(m).

Post-Employment Benefits

Change of Control Severance Agreement. We believe that companies should provide reasonable severance benefits to executives. These severance arrangements are intended to provide an executive with a sense of security in making the commitment to dedicate his or her professional career to the success of our Company. With respect to executive management, these severance benefits should reflect the fact that it may be difficult for them to find comparable employment within a short period of time. Such arrangements also should disentangle the Company from the former employee as soon as practicable. For instance, while it is possible to provide salary continuation to an employee during the job search process, which in some cases may be less expensive than a lump-sum severance payment, we prefer to make a lump-sum severance payment in order to more cleanly sever the relationship as soon as practicable.

Our executive management and other employees have built the Company into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of shareholders will be best served if the interests of our executive management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders. Compared to the overall value of the Company, these potential change in control benefits are relatively minor. The cash components of any change in control benefits within the Change of Control Severance agreements are based upon the multiple of 2.95 times base salary.

Change of control arrangements for Ms. Barber and Ms. McMinn are set forth in each of their respective agreements.  Ms. McMinn’s agreement was entered into on November 7, 2005 and continues as long as Ms. McMinn is the Chief Financial Officer or holds a higher position within the Company. Ms. Barber’s agreement was entered into on May 22, 2008 and continues as long as Ms. Barber holds the position of Chief Operating Officer or a higher position within the Company. For purposes of the Change of Control Severance Agreements, change of control occurs when one of the following events takes place:

i)	An acquisition of securities of Juniata Valley Financial Corp. representing 24.99% or more of the voting power of the Company’s securities then outstanding;
ii)	A merger, consolidation or other reorganization of Juniata Valley Bank, except where the resulting entity is controlled, directly or indirectly, by Juniata;

iii)

A merger, consolidation or other reorganization of Juniata, except where shareholders of Juniata immediately prior to consummation of any such transaction continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction are former members of Juniata’s Board of Directors;

iv)	A sale, exchange, transfer or other disposition of substantially all of the assets of Juniata to another entity, or a corporate division involving Juniata; or
v)

A contested proxy solicitation of the shareholders of Juniata that results in the contesting party obtaining the ability to cast 25% or more of the votes entitled to be cast in an election of directors of Juniata.

Specific conditions that would trigger payments pursuant to Ms. McMinn’s and Ms. Barber’s contracts following a change in control are as follows:

i)	Any involuntary termination of employment (other than for cause);
ii)	Any reduction in title, responsibilities or authority;
iii)

Any reduction in salary in effect immediately prior to the change in control, or any failure to provide benefits at least as favorable as those under any of the pension, life insurance, medical, health and accident, disability or other employee plans in which Ms. Barber or Ms. McMinn participated immediately prior to the change of control, or the taking of any action that would materially reduce any of such compensation or benefits in effect at the time of the change of control, unless such reduction relates to a reduction applicable to all employees generally;

iv)	Any reassignment beyond a 45 minute commute by automobile from Mifflintown, Pennsylvania; or
v)	Any requirement that Ms. Barber or Ms. McMinn travel in performance of her duties on behalf of the Company for a greater period of time during any year than was previously required.

Under Section 280G of the Internal Revenue Code, a “parachute payment” to a “disqualified individual” may result in adverse tax consequences. A  “parachute payment” means any payment in the nature of compensation to (or for the benefit of) a “disqualified individual” if (i) the payment is contingent on a change in the ownership of the corporation, the effective control of the corporation or in the ownership of a substantial portion of the corporation’s assets and (ii) the aggregate present value of the payments in the nature of compensation which are contingent on such change of control equals or exceeds three (3) times the “base amount”. An “excess parachute payment” means an amount equal to the excess of any parachute payment over the base amount allocated to such payment. In general, “base amount” equals the disqualified individual’s average annualized compensation, which was includible as gross income (“annual includible compensation”), for the five years preceding the tax year at issue. The statute defines the term “disqualified individual” as an individual (1) who is an employee, independent contractor, or other person specified in regulations who performs personal services for any corporation, and (2) who is an officer, shareholder, or highly compensated individual of the corporation. If the provisions of Section 280G are triggered, the paying corporation is denied any deduction for employee compensation on any excess parachute payments, and the recipient is subject to a nondeductible 20% excise tax on such excess parachute payment (in addition to income taxes). These agreements do not prohibit the making of payments in excess of the Section 280G limits.

Salary Continuation Agreement, as amended. The Bank executed Salary Continuation Agreements with Ms. Barber and Ms. McMinn in order to encourage these individuals to remain employees of the Bank through normal retirement age which is defined, for the purposes of this plan, as age 65. The Bank will not make any payments under this plan that would be a prohibited golden parachute payment. In addition to retirement, the plan has provisions for payment in the events of change of control and disability. Change in control means a change in the ownership or effective control of the Bank or in the ownership of a substantial portion of the assets of the Bank. Disability means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least twelve months. This plan allows for payments under these circumstances as described in the section below, entitled “Potential Payments Upon Termination or Change in Control”.

Group Term Carve-out Plan – Bank-owned Life Insurance. The Bank has purchased life insurance policies which insure the lives of each of the Named Executive Officers. Under the Group Term Carve-Out Plan, each of the participating Named Executive Officers’ beneficiaries will receive benefits in the event of his or her death as follows:

•	If death occurs prior to termination of employment, the beneficiary will receive:
o	Three times the participant’s base annual salary up to a maximum of:
▪	$603,000 in the case of Ms. Barber; or
▪	$453,000 in the case of Ms. McMinn

•

If death occurs after termination of employment, if the participant has achieved a vested insurance benefit, as defined in the Group Term Carve-Out Plan, the beneficiary will receive two times the participant’s base annual salary.

The Bank is the sole owner and the direct beneficiary of death proceeds in excess of those allocated to each executive’s defined beneficiary. Any benefit qualifying as an excess parachute payment as defined in the Internal Revenue Code would be forfeited in the amount of the excess. Single-premium payments for this program were paid in 2007 in the amounts of $296,000 and $294,000, for the policies on the lives of Ms. Barber and Ms. McMinn, respectively.

Executive Compensation Tables

The following tables and narratives apply to the Company’s  named executive officers.

2019 Summary Compensation Table

							Change in
							Pension value
							and
							Non-qualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	Compensation(1) ($)	earnings(2) ($)	Compensation(3) ($)	Total

Marcie A. Barber
President	2019	$298,476	$—	$46,000	$—	$85,092	$15,727	$19,600	$464,895
and Chief	2018	273,178	—	31,680	—	75,336	8,456	18,850	407,500
Executive Officer	2017	251,870	—	27,780	—	52,300	26,945	18,900	377,795

JoAnn N. McMinn,
Executive Vice	2019	$204,130	$—	$28,000	$—	$46,672	$—	$17,331	$296,133
President and	2018	193,443	—	18,216	—	42,786	3,679	15,714	273,838
Chief Financial	2017	182,891	—	14,816	—	30,436	31,520	14,781	274,444
Officer
(1)	Amounts shown represent awards paid to executives in the following year, for performance achievements in the stated year.
(2)

Changes in Pension value for Ms. Barber were $0, $(6,263) and  $13,081 for the years 2019,  2018 and 2017, respectively. Changes in Pension value for Ms. McMinn were $0, $2,258 and  $14,276 for the years 2019,  2018 and 2017, respectively. Changes in the salary continuation plan for Ms. Barber were $15,727, $14,719 and  $13,864 for the years 2019,  2018 and 2017, respectively.

Changes in the salary continuation plan for Ms. McMinn were $0, $1,421 and  $17,244 for the years 2019,  2018 and 2017, respectively.

(3)	Included in “All Other Compensation” for each of the named executive officers is a safe-harbor employer contribution to the Company’s defined contribution plan.

Compensation described in the table above is paid according to the terms described in the preceding section entitled “Elements of Executive Compensation”.

2019 Outstanding Equity Awards at Year-End

										Equity
										Incentive
									Equity	Plan Awards:
									Incentive	Market or
				Equity					Plan Awards:	Payout
				Incentive				Market	Number of	Value of
				Plan Awards:			Number of	Value of	Unearned	Unearned
		Number of	Number of	Number of			Shares or	Shares or	Shares,	Shares,
		Securities	Securities	Securities			Units of	Units of	Units or	Units or
		Underlying	Underlying	Underlying			Stock	Stock	Other Rights	Other Rights
		Unexercised	Unexercised	Unexercised	Option	Option	That	That	That	That
	Grant	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Date	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

Marcie A. Barber	2/19/2019	—	—				2,300	$44,505
	2/20/2018	—	—				1,600	$30,960
	2/21/2017	—	—				1,500	$29,025
	2/17/2015	11,000	—		$17.800	2/17/2025
	2/18/2014	10,000	—		17.720	2/18/2024
	2/19/2013	1,773	—		17.650	2/19/2023
	3/20/2012	5,500	—		18.000	3/20/2022
	9/20/2011	3,500	—		17.750	9/20/2021

JoAnn N. McMinn	2/19/2019	—	—				1,400	$27,090
	2/20/2018	—	—				920	$17,802
	2/21/2017	—	—				800	$15,480
	2/17/2015	6,700	—		17.800	2/17/2025
	2/18/2014	6,600	—		17.720	2/18/2024
	2/19/2013	3,400	—		17.650	2/19/2023
	3/20/2012	4,000	—		18.000	3/20/2022
	9/20/2011	4,000	—		17.750	9/20/2021

Vesting information for restricted stock awards in table above:

Ms. Barber

In 2017,  Ms. Barber was awarded 1,500 restricted shares which fully vested on February 21, 2020. In 2018 and 2019, she was awarded 1,600 and 2,300 restricted shares, respectively, which will fully vest on February 21, 2021 and February 18, 2023, respectively.

Ms. McMinn

In 2017, Ms. McMinn was awarded 800 restricted shares which fully vested on February 21, 2020. In 2018 and 2019, she was awarded 920 and 1,400 restricted shares, respectively, which will fully vest on February 21, 2021 and February 18, 2023, respectively.

Potential Payments upon Termination or Change in Control

The following tables reflect the amount of compensation payable to each of the named executive officers in the event of voluntary or involuntary termination of employment with the Company due to the scenarios described below, as if such termination had occurred on December 31, 2019.

Marcie A. Barber, President and Chief Executive Officer

Assuming one of the following events occurred on December 31, 2019,  Ms. Barber’s payments and benefits would consist of the following:

						Termination by
					Termination by	Company
				Voluntary	Company	without	Change of
Marcie A. Barber	Retirement	Death	Disability	Resignation	with Cause	Cause	Control
Salary Continuation Agreement (1)	N/A	$300,000	$227,550	$—	$—	$—	$166,185
Group Term Carve-out Plan (2)	N/A	603,000	600,000	—	—	—	600,000
Value of Options and Awards (3)	N/A	49,389	49,389	49,389	49,389	49,389	78,414
Change of Control Severance Agreement (4)	N/A	—	—	—	—	—	756,233
	$—	$952,389	$876,939	$49,389	$49,389	$49,389	$1,600,832

(1) Salary Continuation Agreement

Ms. Barber’s Salary Continuation Agreement was executed in 2007. Her agreement provides for a pre-retirement death benefit in the form of annual payments of $20,000 for a period of 15 years. Pre-retirement benefits payable in the events of disability and change in control increase each year, until Ms. Barber reaches age 65 up to a percentage of the accrued account value and would be paid in the form of equal annual payments over 15 years.

(2) Group Term Carve-out Plan

Ms. Barber’s Group Term Carve-out Plan became effective in 2007. Ms. Barber’s beneficiary would be entitled to a death benefit of three times base salary, up to a maximum of $603,000.  In the hypothetical case of her death at December 31, 2019, while she was still employed, her beneficiary would have received $603,000, which is the maximum amount receivable. In the case of disability or change of control, the death benefit would have been $600,000, or two times her salary.

(3) Value of Options and Awards

If Ms. Barber’s employment had been terminated on December 31, 2019 due to death, disability or change of control, she, or her beneficiary, would have the right to exercise 100% of her outstanding stock options, without regard to the remaining vesting schedule, for a total of 31,773 shares.  Unvested restricted shares would immediately vest under a change of control, but would require Board of Directors approval for the release of the restriction in the case of death or disability. In the case of voluntary resignation, and termination with or without cause, only currently exercisable options remain available for exercise and all unvested restricted shares would be canceled. The value of options and restricted shares in the table above are computed using the market value of the Company’s stock of  $19.35, the closing price as of December 31, 2019.

(4) Change of Control Severance Agreement

A severance payment is triggered by Ms. Barber’s Change of Control Severance Agreement only in the event of a change of control. If the Company had terminated Ms. Barber’s employment as a result of a change of control, she would have been entitled to receive a severance amount calculated in accordance with the terms of the contract. The amount, when reduced to its present value (using a discount rate of 1.63%) is equal to 2.95 times her average compensation for the most recent 5 years. The payment would have been payable in a lump sum within 30 days of her termination date. Restrictive covenants within the Change of Control Severance Agreement include non-competition and non-solicitation provisions. Upon termination of employment that results in the payment of severance compensation, Ms. Barber is not permitted to become engaged in the banking business for a period of two years after termination within a 40 mile radius of Mifflintown, Pennsylvania; nor is she permitted to solicit employees or customers for a period of one year after termination.

(5) Retirement

Ms. Barber does not qualify for early retirement benefits in any of the benefit plans included in the table.

JoAnn N. McMinn, Executive Vice President and Chief Financial Officer

Assuming one of the following events occurred on December 31, 2019,  Ms. McMinn’s payments and benefits would consist of the following:

						Termination by
					Termination by	Company
				Voluntary	Company	without	Change of
JoAnn N. McMinn	Retirement (5)	Death	Disability	Resignation	with Cause	Cause	Control
Salary Continuation Agreement (1)	$240,000	$240,000	$240,000	$240,000	$240,000	$240,000	$240,000
Group Term Carve-out Plan (2)	$408,000	453,000	408,000	408,000	—	408,000	408,000
Value of Options and Awards (3)	$38,723	38,723	38,723	38,723	38,723	38,723	54,203
Change of Control Severance Agreement (4)	N/A	—	—	—	—	—	542,008
	$686,723	$731,723	$686,723	$686,723	$278,723	$686,723	$1,244,211

(1) Salary Continuation Agreement

Ms. McMinn’s Salary Continuation Agreement was executed in 2007. Her agreement provides for a pre-retirement death benefit in the form of annual payments of $16,000 for a period of 15 years.  Ms. McMinn has reached the age of 65 and as such has become fully vested in the benefit under all scenarios.

(2) Group Term Carve-out Plan

Ms. McMinn’s Group Term Carve-out Plan became effective in 2007. Ms. McMinn’s beneficiary would be entitled to a death benefit of three times base salary, up to a maximum of $453,000.  In the hypothetical case of her death at December 31, 2019, while she was still employed, her beneficiary would have received $453,000, which is the maximum amount receivable. In the case of all other terminations, except by the Company with cause, the death benefit would have been $408,000, or two times her salary.

(3) Value of Options and Awards

If Ms. McMinn’s employment had been terminated on December 31, 2019 due to retirement, death, disability or change of control, she, or her beneficiary, would have the right to exercise 100% of her outstanding stock options, without regard to the remaining vesting schedule, for a total of 24,700 shares. Unvested restricted shares would immediately vest under a change of control, but would require Board of Directors approval for the release of the restriction in the case of death or disability. In the case of voluntary resignation, and termination with or without cause, only currently exercisable options remain available for exercise and all unvested restricted shares would be canceled. The value of options and restricted shares in the table above are computed using the market value of the Company’s stock of $19.35, the closing price as of December 31, 2019.

(4) Change of Control Severance Agreement

A severance payment is triggered by Ms. McMinn’s Change of Control Severance Agreement only in the event of a change of control. If the Company had terminated Ms. McMinn’s employment as a result of a change of control, she would have been entitled to receive a severance amount calculated in accordance with the terms of the contract. The amount, when reduced to its present value (using a discount rate of 1.63%) is equal to 2.95 times her average compensation for the most recent 5 years. The payment would have been payable in a lump sum within 30 days of her termination date. Restrictive covenants within the Change of Control Severance Agreement include non-competition and non-solicitation provisions. Upon termination of employment that results in the payment of severance compensation, Ms. McMinn is not permitted to become engaged in the banking business for a period of two years after termination within a 40 mile radius of Mifflintown, Pennsylvania; nor is she permitted to solicit employees or customers for a period of one year after termination.

(5) Retirement

Ms. McMinn qualifies for retirement as defined in each of the benefit plans included in the table.

Personnel and Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks that would require disclosure under applicable proxy rules.

PROPOSAL 2
NON-BINDING SAY ON PAY PROPOSAL TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to Section 14-A of the Securities Exchange Act (15 U.S.C. 78 n-1), Juniata is providing its shareholders with the opportunity to vote on an advisory (non-binding) resolution at this year’s Annual Meeting to approve Juniata’s executive compensation as described in this proxy statement, the tabular disclosures of the Named Executive Officers’ compensation (“Compensation Tables”), and other related information in this proxy statement. This proposal, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to approve or not approve Juniata’s executive pay program. Because the shareholder vote is not binding, the outcome of the vote may not be construed as overruling any decision by Juniata’s Board of Directors or Personnel and Compensation Committee regarding executive compensation. At the 2018 Annual Meeting, the shareholders voted to recommend that Juniata hold a Say on Pay vote annually. Shareholders will again vote to recommend the frequency at which Juniata should hold a Say on Pay vote at the 2024 annual meeting.

Juniata’s executive compensation philosophy and program are intended to achieve three objectives: align interests of the Executives with shareholder interests; link the Executives’ pay to performance; and attract, motivate and retain executive talent. Juniata’s executive compensation program currently includes a mix of base salary, incentive bonus, equity based compensation, retirement plan, health plans and other benefits. Juniata believes that its compensation program, policies and procedures are reasonable and appropriate and compare favorably with the compensation programs, policies and procedures of its peers.

The Board recommends that shareholders, in a non-binding proposal, vote “FOR” the following resolution:

“Resolved, that the compensation paid to Juniata’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of SEC Regulation S-K, the Compensation Tables and any related material contained in the Proxy Statement, is hereby APPROVED.”

Approval of the non-binding resolution regarding the compensation of the Named Executive Officers would require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the proposal is approved.

Because your vote is advisory, it will not be binding upon Juniata. However, Juniata’s Personnel and Compensation Committee and Board will take into account the outcome of the vote when considering future executive compensation arrangements, but no determination has been made as to what action the Personnel and Compensation Committee or Board might take if shareholders do not approve this advisory proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

Director’s Compensation

Presented below is data concerning the compensation of members of the Company’s Board of Directors for the year 2019.

2019 Director Compensation Table

					Change in
					Pension
					value and
	Fees				Non-qualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash ($)	Awards ($)	Awards ($)	Compensation	earnings ($)	Compensation(1) ($)	Total ($)

Michael Buffington	24,600	—	—	—	—	—	24,600

Martin Dreibelbis	23,000	—	—	—	4,753	—	27,753

Philip Gingerich	25,150	—	—	—	3,896	11,729	40,775

Timothy Havice	32,950	—	—	—	1,874	12,255	47,079

Gary Kelsey	23,150	—	—	—	—	—	23,150

Richard Scanlon	23,700	—	—	—	2,835	2,073	28,608

Bradley Wagner	24,400	—	—	—	—	—	24,400
(1)	Other compensation includes interest earned on deferred compensation balances.

Each non-employee director is paid an annual fee of $17,100 for attendance of a minimum of 10 regularly scheduled meetings per year, with the Chairman receiving an additional $500 per meeting. Additionally, all non-employee directors also received $300 per meeting ($500 if Audit Committee chairman or $400 if other committee chairman) to attend committee and special meetings of the Board. These fees, whether paid in cash or deferred as part of the Director’s Deferred Compensation Plan, are included in the column titled “Fees Earned or Paid in Cash” in the above table. In addition to the fees, the Company provides benefits to the directors under several other non-qualified plans described below. The amount listed in the above table in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” includes the aggregate increase in carrying value during 2019 for the plans in which each director participates.

The 1999 Directors Deferred Compensation Plan. Effective January 1, 1999, the Board of Directors adopted a director’s deferred compensation plan. The 1999 plan is an unfunded plan. The Company makes no contributions to the plan. This plan allows our directors to defer receipt of their compensation to future dates.

Prior to each calendar year, a director may elect to defer receipt of all or a part of his or her compensation for that calendar year. The Company will credit the deferred amounts to an account maintained at the Bank. Each participating director has a separate account. The deferred compensation earns interest, compounded quarterly, at the interest rate defined within the 1999 Plan.

A participating director who resigns as director before reaching age 55 will receive his or her account balance in one lump sum distribution. A participating director who resigns as director after reaching age 55 will receive his or her account balance in equal semi-annual payments over the ten years beginning on the earlier of January 1 or July 1 after the director resigns.

If a participating director dies prior to receiving all of his or her account balance, the director’s remaining account balance will be paid in one lump sum to the director’s designated beneficiary. In the event of a director’s permanent disability, he or she will receive the balance of any deferred amount in one lump sum.

Active directors participating in the 1999 Plan during 2019 were Messrs. Gingerich and Havice and Dr. Scanlon.

Director’s Retirement Plan. In  January 2001, the Company established a retirement program for then-current directors.  The plan provides for a target retirement benefit of $8,500 per year for 10 years beginning at age 65, or, if later, when the director has completed 10 years of credited service (as defined in the plan) with the Board. The retirement benefit for each participating director accrues over his or her remaining projected period of service until he reaches age 65 or completes 10 years of credited service.  Lesser benefits are payable in the event of the director’s death, disability, or other termination (except terminations caused by the director’s fraud or dishonesty). Of the directors that served during 2019,  participants in the plan were Messrs. Dreibelbis, Gingerich and Havice and Dr. Scanlon.

Split Dollar Life Insurance. In 2001, the Bank purchased split-dollar life insurance policies on each of the then-current directors.  Participants who remain on the Board until age 65 or later will be eligible to retain $25,000 of life insurance coverage for the rest of their lives. The eligible directors are not required to pay premiums on the life insurance policy, but will have the imputed value of the insurance coverage included in their taxable income.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and change in ownership with the SEC. Directors, executive officers, and other 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms or filings of such forms on Edgar or on written representations from certain reporting persons that no Form 5’s were required for those persons, the Company believes that during 2019 all filing requirements under Section 16(a) applicable to its directors and executive officers were met in a timely manner, with the exception of the following: one unintentional late filed report covering one transaction by Gary Kelsey; one unintentional late filed report covering eleven transactions by Marcie Barber and one unintentional late filed report covering nine transactions by JoAnn McMinn.

Stock Ownership by Management and Beneficial Owners

No individual, group or business owns of record more than five percent of the Company’s stock. The following table shows the number of shares of common stock beneficially owned by each of the Company’s Directors and Named Executive Officers and of all the Directors and Officers as a group as of February 20,  2020.  Common stock is the only class of equity securities of the Company that is outstanding.

	Amount and
	Nature of		Percentage of
	Beneficial		Outstanding
Owner	Ownership		common stock
Marcie A. Barber	55,673	(2)	1.08%
Michael A. Buffington	621		*
Martin L. Dreibelbis	7,297	(1)	*
Philip E. Gingerich, Jr.	23,857	(1)	*
Timothy I. Havice	22,355	(3)	*
Gary E. Kelsey	5,086		*
JoAnn N. McMinn	36,495	(1) (2)	*
Richard M. Scanlon, DMD	9,340	(1)	*
Bradley J. Wagner	1,589	(1) (3)	*
Directors & Executive Officers as a group	162,313		3.14	%(4)

*       Indicates ownership of less than 1% of the outstanding common stock.

(1)	Includes shares held jointly with spouse as follows: Mr. Dreibelbis, 7,212 shares; Mr. Gingerich, 22,557 shares; Ms. McMinn, 6,575 shares; Dr. Scanlon, 9,252 shares; and Mr. Wagner, 1,371 shares.
(2)	Includes shares that may be acquired within 60 days of the Record Date through the exercise of stock options as follows: Ms. Barber, 31,773; Ms. McMinn, 24,700.
(3)	Includes shares held jointly with children or grandchildren as follows: Mr. Havice, 1,437 shares; Mr. Wagner 128 shares.
(4)	Based on the total shares outstanding plus the number of shares underlying exercisable stock options of all directors and officers as a group.

Other Matters
Shareholder Proposals for the 2021 Annual Meeting of Shareholders

Under the Company’s Bylaws, no business may be brought before the 2021 Annual Meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by the Board of Directors or by a shareholder entitled to vote who has delivered notice to the Company (containing information specified in the Bylaws) by December 8, 2020, in the case of a shareholder proposal, or January 16, 2021, in the case of a shareholder submission of a nominee for director. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement. A shareholder wishing to submit a proposal for consideration at the 2021 Annual Meeting of the Shareholders for inclusion in the proxy statement under SEC Rule 14a-8 should do so not later than December 8, 2020. A shareholder wishing to submit a proposal for consideration at the 2021 Annual Meeting of Shareholders, outside of SEC Rule 14a-8, should do so no later than February 21, 2020. A proposal submitted after that date will be considered untimely.

If the corporate secretary of the Company receives notice of a shareholder proposal that complies with the governing Bylaw provision and SEC rules for submission of the matter outside of Rule 14a-8 after February 21, 2020, and if such proposal is properly presented at the 2021 Annual Meeting of shareholders, the proxy-holders appointed by the Company may exercise discretionary authority in voting on such proposal as permitted by applicable SEC rules.

The presiding officer of the Annual Meeting may refuse to permit any proposal to be made at an Annual Meeting by a shareholder who has not complied with all of the governing Bylaw procedures and SEC requirements, including receipt of the required notice by the corporate secretary for the Company by the date specified. If a shareholder proposal is received by the Company after the required notice date but the presiding officer of the meeting nevertheless permits such proposal to be made at the 2021 Annual Meeting of shareholders, the proxies appointed by the Company may exercise discretionary authority when voting on such proposal.

If the date of our next Annual Meeting is advanced or delayed more than 30 days from the anniversary of the 2020 Annual Meeting, we will promptly inform you of the change of the Annual Meeting and the date by which shareholder proposals must be received.

Other Business

At the date of this proxy statement, we are not aware of any business to be presented at the Annual Meeting other than as set forth in the notice of the meeting. If other proposals are properly brought before the Annual Meeting but fail to meet requirements to be included in the proxy statement, the proxy holders named in the enclosed proxy card will vote your shares in accordance with their best judgment.

Independent Registered Public Accounting Firm

The Audit Committee of the Board (the “Audit Committee”) conducted a competitive process to select the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.  On May 10, 2019, the Company, after review and recommendation of the Audit Committee, dismissed its former accounting firm, BDO, as the Company’s independent registered public accounting firm.

The reports of BDO on the Company’s consolidated financial statements for the fiscal years ended December 31, 2018 and 2017 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that BDO issued an adverse audit report on the effectiveness of the Company’s Internal Control Over Financial Reporting in its Report of Independent Registered Public Accounting Firm as of December 31, 2018, identifying a material weakness in the design and maintenance of controls over the annual review process for evaluating risk ratings on commercial loans and a material weakness in the accounting for income taxes as of December 31, 2018, as disclosed in the Company’s  Form 10-K for the year ended December 31, 2018, filed on April 2, 2019.

During the fiscal years ended December 31, 2018 and 2017 and the subsequent interim period through May 10, 2019, there were no disagreements (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference thereto in its reports on the consolidated financial statements for such years. During the fiscal years ended December 31, 2018 and 2017 and through May 10, 2019, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

On May 10, 2019, the Company, after review and recommendation of the Audit Committee, appointed Crowe LLP (“Crowe”) as the Company’s new independent registered public accounting firm for and with respect to the year ending December 31, 2019.

During the years ended December 31, 2018 and 2017, and the subsequent interim period through May 10, 2019, neither the Company nor anyone on its behalf consulted with Crowe regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that Crowe concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issues; or (ii) any matter that was either the subject of a disagreement or a reportable event (within the meaning of Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K, respectively).

Crowe LLP does not have a material relationship with the Company or the Bank and is considered to be well qualified. A representative of Crowe LLP is expected to be at the Annual Meeting. That representative will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions. In 2018 and the first quarter of 2019, the Company’s independent registered public accounting firm was BDO USA, LLP.

It is the policy of the Company that the Audit Committee pre-approve all audit and non-audit services performed by the independent auditors. Before any services are provided, the Committee is informed that such services are necessary and is advised of the estimated costs of such services. In  2019 and 2018, all audit and non-audit services, if any, performed by Crowe LLP and BDO USA, LLP were approved in advance pursuant to this policy. The Audit Committee has determined that the performance by Crowe LLP or BDO USA, LLP of benefit plan audits, the preparation of tax returns and advice on SEC accounting issues is compatible with maintaining that firm’s independence. The Company has paid the following fees to Crowe (beginning in the second quarter of 2019) and BDO (2018 and in the first quarter of 2019) in the last two years:

Year	Audit Fees (1)	Audit-Related Fees (2)	Tax Fees (3)	All Other Fees (4)
2019	$216,515.000	$—	$23,256.000	$7,659.000
2018	$281,802.000	$22,425.000	$14,026.000	$—
(1)

Includes professional services rendered for the audit of the Company’s annual consolidated financial statements and review of financial statements included in Quarterly Reports on Form 10-Q, the audit of internal control in accordance with Section 404 of the Sarbanes-Oxley Act, the issuance of a consent and the review of documents filed with the SEC, including out-of-pocket expenses.

(2)	Assurance and related services related to the performance of employee benefit plan audits (2018 only).
(3)	Tax fees include the following: preparation of state and federal tax returns, tax consulting, tax advice and tax planning.
(4)	Successor audit workpaper reviews provided by BDO.
Annual Report on Form 10-K

Shareholders can obtain a copy of our Annual Report on Form 10-K free of charge by sending a written request to Ms. JoAnn N. McMinn, Executive Vice President/Chief Financial Officer, Juniata Valley Financial Corp., PO Box 66, Mifflintown, PA  17059.

Electronic Availability of Proxy Materials

This proxy statement, the proxy card and our 2019 Annual Report are available for viewing and printing at www.meetingcenter.io/281008309.

Exhibit A

RULES AND PROCEDURES FOR THE CONDUCT OF THE 2020 VIRTUAL ANNUAL MEETING OF JUNIATA VALLEY FINANCIAL CORP. (Juniata)

Shareholders may participate in the 2020 annual meeting online by accessing the internet at www.meetingcenter.io/281008309 and logging in using the password JUVF2020 and the instructions that accompany these proxy materials. In fairness to all Juniata shareholders participating in the meeting, and in the interest of an orderly meeting, we require that you honor the following rules of conduct:

•	Meeting Attendance:
o

Registered shareholders (i.e. shareholders who hold their shares through our transfer agent, Computershare), may attend the Virtual Annual Meeting on the internet by following the instructions on the notice or proxy card that you received.

o

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting you must submit proof of your proxy power (legal proxy) reflecting your Company shareholdings along with your name and email address to Computershare. Refer to page 4 of this Proxy Statement for instructions.

•	The meeting will follow the Agenda provided to all shareholders on the virtual meeting website.
•

Only shareholders of record or shareholders holding legal proxy may enter a comment or question at this meeting. You may submit questions, either before the meeting or during the meeting, using the online platform.

•	Please enter your comment or question using the instructions listed on the virtual meeting website.
•	In fairness to other participants at the Annual Meeting, please limit comments or questions to one per shareholder.
•	Please keep your comments or questions brief.
•

The views and comments of all shareholders are welcome. However, the purpose of the meeting will be observed, and the chairperson may not address comments or questions that are not germane to the purpose of the meeting, including those that are:

o	irrelevant to the business of Juniata or the conduct of its operations;
o	related to pending or threatened litigation;
o	derogatory references that are not in good taste;
o	substantially repetitious statements made by other shareholders; or
o	discussions related to personal grievances.

exhibit

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online (preferred method) GIof ntoo welwewct.rinovneicstvoortviontge,.com/JUVF or delete QR code and control # scΔan the QR≈ code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/JUVF Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of two Class C Directors to serve until the 2023 Annual Meeting: For Withhold For Withhold 01 - Philip E. Gingerich, Jr. 02 - Gary E. Kelsey ForAgainst Abstain 2. Approval of a non-binding Say on Pay Proposal to approve the compensation of the named executive officers. Please sign exactly as your name appears hereon. When signing as an Attorney, Executor, Administrator, Trustee or Guardian, please give full title. If more than one Trustee, all must sign. All joint owners must sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890 J N T 5 2 6 7 2 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 2 1 D V 4 037FOD MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below. A Proposals — The Board of Directors recommends a vote “FOR” the nominees listed below and a vote “FOR” Proposal 2. Annual Meeting Proxy Card1234 5678 9012 345

The 2020 Annual Meeting of Shareholders will be held on May 19, 2020 at 10:30am EST, virtually via the Internet at www.meetingcenter.io/281008309 To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — JUVF2020 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.investorvote.com/JUVF q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + ANNUAL MEETING OF SHAREHOLDERS MAY 19, 2020 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned hereby appoints Kristi J. Burdge, Renee D. Williamson and Lisa M. Snyder, or any of them, as Proxies, each with the power to appoint his or her substitute, and authorizes them to represent and vote, as designated below, all the shares of common stock of Juniata Valley Financial Corp. held of record by the undersigned on February 20, 2020, at the annual meeting of shareholders to be held on May 19, 2020 and any adjournments thereof. The shares represented by this proxy will be voted as specified. If no directions are given, this proxy will be voted for the election of the nominees listed and for the approval of the Say on Pay Proposal. Although the Board of Directors knows of no other business to be presented, this proxy also confers authority to vote on any other business that may properly come before the meeting, or any adjournment thereof, in accordance with the recommendations of the Board of Directors. This proxy may be revoked prior to its exercise. The Proxy Statement and Proxy Card are available at: www.JVBonline.com. Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. + C Non-Voting Items REVOCABLE PROXY — JUNIATA VALLEY FINANCIAL CORP. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/JUVF